Exhibit 10.14

DiamondRock Hospitality Company

10400 Fernwood Road, Suite 300

Bethesda, Maryland 20817

(301) 380-3936

June 30, 2004

Sean Mahoney

3170 Kincross Circle

Oak Hill, Virginia 20171

Dear Sean:

DiamondRock Hospitality Company is pleased to confirm our offer of employment for you to join DiamondRock as our Controller and Chief Accounting Officer. We would be happy to discuss the particular responsibilities of the position. You would report to the Chief Financial Officer, and we would like you to start by the end of July 2004.

The compensation and benefits that we are able to offer you are as follows:

Your salary will be $140,000 per year.

You will be eligible to participate in the management incentive plan that currently provides for a cash bonus of up to thirty-five percent (35%) of your eligible fiscal year base salary earnings (in other words, it will be pro-rated in 2004). You must be employed on the last day of the fiscal year to participate in the bonus program for that year.

You will receive a one-time payment of $30,000, less applicable withholding taxes. This payment will be processed during your first pay cycle. In the event you voluntarily terminate your employment within twenty-four (24) months of your start date, you will be responsible to reimburse DiamondRock for the full amount of this sign-on bonus.

As a special one-time hire award, you will receive a grant of restricted stock having a value of $150,000, subject to the approval of the next Compensation Policy Committee. The stock units will vest and be distributed with respect to thirty-three percent (33%) of the award on or around each of the first three anniversaries of the date of the grant.

You will receive the protections on change in control set forth in Annex A of this letter.

In this position, you will earn twenty-five days of Paid Time Off (PTO) per year; you may use your PTO days either for vacation or for a sick day.

You will be eligible to participate in DiamondRock’s medical and dental benefits. If you enroll within thirty (30) days of the date you start work, your coverage will be effective on the Saturday following your 30th day of employment; otherwise, you generally must wait until the company’s annual enrollment period to enroll and benefits would not be available until the following plan year. Currently, DiamondRock intends to pay 100% of the premium for the medical and dental plan; but DiamondRock retains the right to, at any time, change the amount that it pays towards the premium. Should you pay any premium for COBRA to your prior employer while employed by DiamondRock, DiamondRock will reimburse you in full.

As you know, in the ordinary course of business, compensation and benefit programs evolve as business needs and laws change. To the extent it becomes necessary and desirable to change any of the plans in which you may participate, such changes will apply to you as they do other associates.

This letter constitutes the full commitments that have been extended to you. However, this does not constitute a contract of employment for any period of time.

DiamondRock has established a Social Security Verification procedure for verifying Social Security numbers in order to prevent discrepancies and mismatches between the information in DiamondRock’s payroll records and the information on file with the Social Security Administration (SSA). As part of your new hire paperwork, you will be required to complete Section 1 of the Record of Social Security Administration Verification form which includes your name, Social Security number, date of birth and gender. This information will be verified with records at the SSA.

Under the Immigration Reform and Control Act, DiamondRock must verify your eligibility for employment in the United States. On your first day of work you will be expected to present one or more of the documents listed on the enclosed U.S. Department of Justice form and to complete a Government Form I-9. This information will be used to verify your eligibility for employment and to preclude the unlawful hiring of individuals who are not authorized to work in the U.S.

On behalf of everyone at DiamondRock, I want to express our enthusiasm to have you aboard.

Sincerely,

/s/ Mark W. Brugger
Mark W. Brugger
Chief Financial Officer

CC:	William McCarten
Michael Schecter
John Williams

I accept the above offer to be employed by DiamondRock Hospitality Company and I understand and agree to the terms set forth.

Signed:	/s/ Sean M. Mahoney

Date: July 1, 2004

Social Security Number:

Date of Birth:

Annex A

Protections on Change in Control

If, within 12 months following a Change in Control (as defined below), DiamondRock (or its successor) terminates the Executive’s employment without cause, or you during the 90 day period commencing on the six-month anniversary of the date of the Change in Control (the “Notice Period”), terminate your employment for any reason, which termination shall be effective on the last day of the Notice Period, you shall be entitled to receive, the following:

(i)	a lump sum payment equal to the sum of (x) your then current base salary and (y) the greater of (A) the average of all bonuses paid to you (taking into account a payment of no bonus or a payment of a bonus of $0) over the preceding 36 months (or the period of your employment if shorter), (B) the most recent bonus paid to the Executive and (C) in the event that such termination of employment occurs before the first anniversary of the Commencement Date, the Executive’s annualized projected bonus for such year (the “Severance Payment”). The Severance Payment shall be paid to the Executive within 60 days following the date of termination.

(ii)	continued payment by DiamondRock for life, health and disability insurance coverage for you and your spouse and dependents for twelve months following the date of termination to the same extent that DiamondRock paid for such coverage immediately prior to the termination of your employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that if any such insurance coverage shall become unavailable during the twelve month period, DiamondRock thereafter shall be obliged only to pay to you an amount which, after reduction for income and employment taxes, is equal to the employer premiums for such insurance for the remainder of such severance period;

(iii)	vesting as of the date of termination in any unvested portion of any stock option, restricted stock or LTIP award previously issued to you by DiamondRock. Each such stock option must be exercised by you within 180 days after the date of termination or the date of the remaining option term, if earlier; and

(iv)	None of the benefits described in this provision will be payable unless you have signed a general release which has become irrevocable, satisfactory to DiamondRock in the reasonable exercise of its discretion, releasing DiamondRock, and their officers, directors and employees, from any and all claims or potential claims arising from or related to your employment or termination of employment.

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(v)	For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

1.	The ownership or acquisition (whether by a merger contemplated below, or otherwise) by any Person (other than a Qualified Affiliate), in a single transaction or a series of related or unrelated transactions, of Beneficial Ownership of more than 50% of (1) DiamondRock’s outstanding common stock (the “Common Stock”) or (2) the combined voting power of DiamondRock’s outstanding securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);

2.	The merger or consolidation of DiamondRock with or into any other Person other than a Qualified Affiliate, if, immediately following the effectiveness of such merger or consolidation, Persons who did not Beneficially Own Outstanding Voting Securities immediately before the effectiveness of such merger or consolidation directly or indirectly Beneficially Own more than 50% of the outstanding shares of voting stock of the surviving entity of such merger or consolidation (including for such purpose in both the numerator and denominator, shares of voting stock issuable upon the exercise of then outstanding rights (including conversion rights), options or warrants) (“Resulting Voting Securities”), provided that, for purposes of this Section 6(d)(vii)(B), if a Person who Beneficially Owned Outstanding Voting Securities immediately before the merger or consolidation Beneficially Owns a greater number of the Resulting Voting Securities immediately after the merger or consolidation than the number the Person received solely as a result of the merger or consolidation, such greater number will be treated as held by a Person who did not Beneficially Own Outstanding Voting Securities before the merger or consolidation, and provided further that such merger or consolidation would also constitute a Change in Control if it would satisfy the foregoing test if rights (including conversion rights), options and warrants were not included in the calculation;

3.	Any one or a series of related sales or conveyances to any Person or Persons (including a liquidation or dissolution) other than any one or more Qualified Affiliates of all or substantially all of the assets of DiamondRock;

4.

Incumbent Directors cease, for any reason, to be a majority of the members of the Board of Directors, where an “Incumbent Director” is (1) an individual who is a member of the Board of Directors on the effective date of this Agreement or (2) any new director whose appointment by the Board of Directors or whose

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nomination for election by the stockholders was approved by a majority of the persons who were already Incumbent Directors at the time of such appointment, election or approval, other than any individual who assumes office initially as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors or as a result of an agreement to avoid or settle such a contest or solicitation; or

5.	A Change in Control shall also be deemed to occurred immediately before the completion of a tender offer for DiamondRock’s securities representing more than 50% of the Outstanding Voting Securities, other than a tender offer by a Qualified Affiliate.

6.	For purposes of this Agreement, the following definitions shall apply: (a) “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” shall have the meanings provided in Exchange Act Rule 13d-3; (b) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; (c) “Person” shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), including any natural person, corporation, trust, association, company, partnership, joint venture, limited liability company, legal entity of any kind, government, or political subdivision, agency or instrumentality of a government, as well as two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of DiamondRock’s securities; and (d) “Qualified Affiliate” shall mean (i) any directly or indirectly wholly owned subsidiary of DiamondRock; (ii) any employee benefit plan (or related trust) sponsored or maintained by DiamondRock or by any entity controlled by DiamondRock; or (iii) any Person consisting in whole or in part of you or one or more individuals who are then DiamondRock’s Chief Executive Officer or any other named executive officer (as defined in Item 402 of Regulation S-K under the Securities Act of 1933) of DiamondRock as indicated in its most recent securities filing made before the date of the transaction.

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